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                                               EXHIBIT 12-2

          PECO ENERGY COMPANY AND SUBSIDIARY COMPANIES
   COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
            AND PREFERRED STOCK DIVIDEND REQUIREMENTS
                           SEC METHOD
                             ($000)

                                                    3 MONTHS
                                                      ENDED
                                                    03/31/94
                                                    --------
NET INCOME                                          $159,384

ADD BACK:
- - - - - - INCOME TAXES:
     OPERATING INCOME                                103,724
     NON-OPERATING INCOME                              2,865
                                                     -------
     NET TAXES                                       106,589

- - - - - - FIXED CHARGES:
     INTEREST APPLICABLE TO DEBT                     101,342
     ANNUAL RENTALS                                    1,749
                                                     -------
     TOTAL FIXED CHARGES                             103,091

EARNINGS REQUIRED FOR PREFERRED DIVIDENDS:
     DIVIDENDS ON PREFERRED STOCK                     10,831
     ADJUSTMENT TO PREFERRED DIVIDENDS*                7,243
                                                     -------
                                                      18,074

FIXED CHARGES AND PREFERRED DIVIDENDS               $121,165
                                                    ========

EARNINGS BEFORE INCOME TAXES AND
     FIXED CHARGES                                  $369,064
                                                    ========
RATIO OF EARNINGS TO COMBINED FIXED CHARGES
     AND PREFERRED STOCK DIVIDEND REQUIREMENTS          3.05
                                                        ----




 * ADDITIONAL CHARGE EQUIVALENT TO EARNINGS REQUIRED
   TO ADJUST DIVIDENDS ON PREFERRED STOCK TO A PRE-TAX BASIS

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